As filed with the Securities Exchange Commission on November 1, 2019

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

FREEDOM HOLDING CORP.
(Exact name of registrant as specified in its charter)

Nevada	30-0233726
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

“Esentia Tower” BC, Floor 7
77/7 Al Farabi Ave
Almaty, Kazakhstan	050040
(Address of principal executive offices)	(Zip code)

Freedom Holding Corp. 2019 Equity Incentive Plan
(Full title of the plan)

Evgeniy Ler
Chief Financial Officer
“Esentia Tower” BC
77/7 Al Farabi Ave
Almaty, Kazakhstan
(888) 996-3742
(Name, address and telephone number, including area code of agent for service)

Copies to:
Ronald L. Poulton
Poulton & Yordan
324 South 400 West, Suite 250
Salt Lake City, Utah 84101
(801) 355-1341

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☒
Non-accelerated filer	☐	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. [ ]

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(3)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock, par value $0.001 per share	3,740,000(2)	$13.25	$49,555,000	$6,432.24

(1)
Pursuant to Rule 416(a) under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Registrant’s Common Stock that may be offered or issued under the Freedom Holding Corp. 2019 Equity Incentive Plan by reason of any stock dividend, stock split, recapitalization or any similar transaction effected without receipt of consideration.
(2)
The number of shares being registered is the maximum aggregate number of shares currently issuable under the Freedom Holding Corp. 2019 Equity Incentive Plan.
(3)
Estimated solely for purposes of calculating the registration fee. The fee is calculated pursuant to Rules 457(c) and 457(h) under the Securities Act. The fee for the Common Stock was calculated using the average of the high and low prices per share of the Common Stock as reported on the Nasdaq Capital Market on October 29, 2019.

EXPLANATORY NOTE

This Registration Statement on Form S-8 (the “Registration Statement”) is being filed to register 3,740,000 shares of Freedom Holding Corp. common stock, par value $0.001 per share (“Common Stock”) issuable pursuant to the Freedom Holding Corp. 2019 Equity Incentive Plan (the “2019 Plan”). The shareholders of Freedom Holding Corp. approved the 2019 Plan on September 20, 2018. As of November 1, 2019, no awards have been granted pursuant to the 2019 Plan.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information specified in Item 1 and Item 2 of Part I of Form S-8 is omitted from the Registration Statement in accordance with the provisions of Rule 428 under the Securities Act, and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I of Form S-8 will be delivered to the participants in the 2019 Plan as required by Rule 428(b) under the Securities Act. Such documents are not required to be, and are not, filed with the Securities and Exchange Commission (the “Commission”) either as part of this Registration Statement or as a Section 10(a) prospectus or prospectus supplement pursuant to Rule 424 of the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

In this Registration Statement, Freedom Holding Corp., is sometimes referred to as “Registrant,” “we,” “us” or “our.”

Item 3. Incorporation of Documents by Reference.

The Commission allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this Registration Statement, and later information filed with the Commission will update and supersede this information. We hereby incorporate by reference into this Registration Statement the following documents previously filed with the SEC:

(i)
Our Annual Report on Form 10-K for the fiscal year ended March 31, 2019, filed with the Commission on June 14, 2019;

(ii)
Our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2019, filed with the Commission on August 9, 2019;

(iii)
Our Current Reports on Form 8-K filed with the Commission on September 10, 2019, and October 2, 2019;

(iv)
The description of our capital stock contained in the our Registration Statement on Form 8-A filed with the Commission on October 10, 2019, including any amendment or report filed by the Company for the purpose of updating or modifying such description.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents filed with the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof, as amended, and prior to the filing of a post-effective amendment to this Registration Statement that indicates that all securities offered hereby have been sold or that deregisters all securities then remaining unsold, shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Under no circumstances shall any information furnished under Item 2.02 or 7.01 of Form 8-K be deemed incorporated herein by reference unless such Form 8-K expressly provides to the contrary.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

The validity of the issuance of the common stock being registered has been passed upon by the law firm of Poulton & Yordan. As of November 1, 2019, members of Poulton & Yordan owned 218,260 shares of restricted Common Stock of Freedom Holding Corp., none of which are being registered in connection with this Registration Statement. It is anticipated that members of Poulton & Yordan will receive 30,000 shares that will be registered in connection with this Registration Statement.

Item 6. Indemnification of Directors and Officers.

Our Restated Articles of Incorporation, as filed with the Nevada Secretary of State on February 7, 2019, indicate that we shall indemnify (a) our directors to the fullest extent permitted by the laws of the State of Nevada, including the advancement of expenses under the procedures provided by such laws, (b) all of our officers to the same extent as we shall indemnify our directors, and (c) our officers who are not directors to such further extent as shall be authorized by the Board of Directors and be consistent with law. Subject only to any limitations prescribed by the laws of the State of Nevada now or hereafter in force, the foregoing shall not limit our authority to indemnify the directors, officers and other employees and agents consistent with law and shall not be deemed to be exclusive of any rights to which those indemnified may be entitled as a matter of law or under any resolution, By-Law provision, or agreement.

Our By-Laws provide that we will indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that he is or was a director or officer, or is or was a director or officer serving at our request as a director or officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement, and in connection with the defense of such action or suit, actually and reasonably incurred by such person in connection with such action, suit or proceeding to the fullest extent permitted by Nevada Law.

Section 78.7502 of Chapter 78 of the Nevada Revised Statutes (the “NRS”) provides for discretionary and mandatory indemnification of any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding if the person (a) acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the conduct was unlawful; or (b) is not liable pursuant to Section 78.138 of the NRS. Under Section 78.138, a director or officer is not individually liable to the corporation unless such person breached their fiduciary duty and such breach involved intentional misconduct, fraud or a knowing violation of law. If the action or suit is by or in the right of the corporation, indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

The rights of indemnification described above are not exclusive of any other rights of indemnification to which the persons indemnified may be entitled under any By-Law, agreement, vote of stockholders or directors, or otherwise.

The foregoing description is necessarily general and does not describe all details regarding the indemnification of officers, directors, or controlling persons of the Registrant.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

The exhibits to this Registration Statement are listed on the Exhibit Index, which appears elsewhere herein and is incorporated herein by reference.

Item 9. Undertakings.

(a)  The undersigned Registrant hereby undertakes:

(1)  To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii) To include any material information with respect to the Plan not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided however, that the undertakings set forth in paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in the reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)  That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)  The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be initial bona fide offering thereof.

(c)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 6 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Almaty, Republic of Kazakhstan, on October 31, 2019.

FREEDOM HOLDING CORP.

By:	/s/ Timur Turlov
Timur Turlov
Chairman and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below appoints each of Timur Turlov and Evgeniy Ler, jointly and severally, his attorneys-in-fact, each with full power of substitution for such person in any and all capacities, to sign this Registration Statement, and any amendments thereto, (including post-effective amendments), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorneys-in-fact, his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons on behalf of the Registrant in the capacities and on the dates indicated.

Signatures	Capacity in which Signed	Date

/s/ Timur Turlov	Chairman and Chief Executive Officer	October 31, 2019
Timur Turlov	(principal executive officer)

/s/ Evgeniy Ler	Chief Financial Officer	October 31, 2019
Evgeniy Ler	(principal financial and accounting officer)

/s/ Boris Cherdabayev	Director	October 31, 2019
Boris Cherdabayev

/s/ Jason Kerr	Director	November 1, 2019
Jason Kerr

/s/ Leonard Stillman	Director	October 31, 2019
Leonard Stillman

/s/ Askar Tashtitov	Director	October 31, 2019
Askar Tashtitov

EXHIBIT INDEX

		Incorporated by Reference			Filed or Furnished
Exhibit Number	Exhibit Description	Form	Exhibit	Filing Date	Herewith
4.01	Restated Articles of Incorporation	8-K	3.01	02/06/19
4.02	By-Laws of Freedom Holding Corp. (as amended through February 4, 2019)	8-K	3.02	02/06/19
4.03	Freedom Holding Corp. 2019 Equity Incentive Plan	8-K	10.01	09/21/18
5.01	Opinion of Poulton & Yordan				X
23.01	Consent of WSRP, LLC				X
23.02	Consent of Poulton & Yordan (included in Exhibit 5.1)				X
24.01	Power of Attorney (included on the signature page hereto)				X